Exhibit 99.2
Investor News Release
Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Mark Oberle
Phone: +1 972 443 4464
Fax: +1 972 332 9373
mark.oberle@celanese.com
Celanese Corporation Announces Preliminary Results of its
Modified “Dutch Auction” Tender Offer
Dallas, April 4, 2007 — Celanese Corporation (NYSE: CE) today announced the preliminary results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on April 3, 2007.
In accordance with the terms and conditions of the tender offer, and based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, Celanese, through its wholly owned subsidiary Celanese International Holdings Luxembourg S.à r.l., expects to accept for purchase approximately two million shares of its Series A Common Stock at a purchase price of $30.50 per share, for a total cost of approximately $62 million.
Stockholders who properly tendered shares in the tender offer at or below the purchase price will have all of their tendered common shares purchased, subject to certain limited exceptions.
The number of shares to be purchased and the purchase price per share are preliminary. Final results of the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased and the final purchase price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter.
The number of shares that the Company expects to purchase in the tender offer represents approximately 1.3 percent of its currently outstanding common stock.

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In the tender offer, the company offered to purchase up to 11,279,243 shares of its common stock at a price not less than $28.00 nor greater than $30.50 per share, for a maximum aggregate repurchase price of up to $344 million.
Also, as previously disclosed in the offer, Celanese, acting through its wholly owned subsidiary Celanese International Holdings Luxembourg S.à r.l., separately agreed to purchase shares of common stock from the investment funds associated with The Blackstone Group, L.P. (which currently own approximately 14% of the Company’s outstanding common stock and elected not to participate in the tender offer) such that Blackstone’s percentage ownership interest in the Company would remain substantially unchanged from its interest immediately prior to the tender offer. Based upon the preliminary count of shares tendered in the tender offer, Celanese will purchase through its wholly owned subsidiary, Celanese International Holdings Luxembourg S.à r.l., approximately 329,000 shares from Blackstone, on the eleventh business day following the expiration of the offer. The shares acquired from Blackstone will be purchased at the final purchase price of $30.50 per share determined in the tender offer for a total cost of approximately $10 million.
In total, including shares to be purchased in the tender offer and from Blackstone, the company expects to purchase approximately $72 million of stock, representing approximately 1.5 percent of its currently outstanding common stock, and has not announced any further actions at this time.
The dealer managers for the tender offer are Merrill Lynch & Co. and Deutsche Bank Securities Inc.; the information agent is Georgeson; and the depositary is Computershare Trust Company, N.A. All inquiries about the tender offer should be directed to the information agent at (866) 314-1598. Banks and brokers may call (212) 440-9800.

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About Celanese:
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements:
This release may contain “forward-looking statements,” which include information concerning the Company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Tender offer statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any securities.